Exhibit (d)-(7)

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of December 19, 2012 (this “Limited Guarantee”), by FountainVest China Growth Fund, L.P., FountainVest China Growth Capital Fund, L.P., FountainVest China Growth Capital-A Fund, L.P., FountainVest China Growth Fund II, L.P., FountainVest China Growth Capital Fund II, L.P., and FountainVest China Growth Capital-A Fund II, L.P., (each, a “Guarantor” and collectively, “Guarantors”) in favor of Focus Media Holding Limited (the “Guaranteed Party”).

1. GUARANTEE.

To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of December 19, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among the Guaranteed Party, Giovanna Parent Limited (“Parent”), and Giovanna Acquisition Limited (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), each of the Guarantors, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, severally and not jointly, and not jointly and severally, on the terms and conditions set forth herein, the due and punctual payment when due of the percentage (as set forth opposite such Guarantor’s name on Schedule B hereto, and such percentage, with respect to each Guarantor is such Guarantor’s “Guarantor Guaranteed Percentage”) of 38.306% (the “Aggregate Guaranteed Percentage”) of the payment obligations of Parent with respect to the Parent Termination Fee pursuant to Section 8.03(c) of the Merger Agreement and subject to the terms and limitations of Section 8.04 of the Merger Agreement (the “Obligations”), provided that in no event shall the Guarantors’ aggregate liability under this Limited Guarantee exceed $22,983,600 (the “Cap”) and in no event shall a Guarantor’s aggregate liability under this Limited Guarantee exceed its Guarantor Guaranteed Percentage of the Cap, it being understood that this Limited Guarantee may not be enforced against the Guarantors without giving effect to the Cap. The Guaranteed Party hereby agrees that in no event shall the Guarantors be required to pay to any person under, in respect of, or in connection with this Limited Guarantee, more than the Cap, and in no event shall a Guarantor be required to pay to any person under, in respect of, or in connection with this Limited Guarantee, more than its Guarantor Guaranteed Percentage of the Cap, and that the Guarantors shall not have any obligation or liability to any person relating to, arising out of or in connection with this Limited Guarantee or the Merger Agreement other than as expressly set forth herein. The Guaranteed Party further acknowledges that in the event that Parent or Merger Sub has any unsatisfied Obligations, payment of its Guarantor Guaranteed Percentage of the Aggregate Guaranteed Percentage of such unsatisfied Obligations by a Guarantor (or by any other person, including Parent or Merger Sub, on behalf of such Guarantor) shall constitute satisfaction in full of such Guarantor’s obligation with respect thereto. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Concurrently with the delivery of this Limited Guarantee, the parties set forth on Schedule A (each an “Other Guarantor”) are also entering into limited guarantees substantially identical to this Limited Guarantee (each, an “Other Guarantee”) with the Guaranteed Party. Each capitalized term used and not defined

(a) herein shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided.

(b) Each of the Guarantors promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind. If Parent or Merger Sub fails to pay the Obligations as and when due pursuant to Section 8.03(c) of the Merger Agreement, as applicable, then the Guarantors’ liabilities to the Guaranteed Party hereunder in respect of such Obligations shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent or Merger Sub remains in breach of its Obligations, take any and all actions available hereunder or under applicable law to collect the Obligations from the Guarantors subject to the Cap.

(c) In furtherance of the foregoing each Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against such Guarantor for the full amount of its Guarantor Guaranteed Percentage of the Aggregate Guaranteed Percentage of the Obligations (subject to the Cap), regardless of whether action is brought against any other person (including Parent, Merger Sub or any Other Guarantor) or whether any such person is joined in any such action or actions.

2. NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, each Guarantor shall remain liable hereunder with respect to its Guarantor Guaranteed Percentage of the Aggregate Guaranteed Percentage of the Obligations (subject to the Cap) as if such payment had not been made by the Guarantor. This Limited Guarantee is an unconditional guarantee of payment and not of collection.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.

(a) Each Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub or such other person thereof without in any way impairing or affecting such Guarantor’s obligations under this Limited Guarantee. Each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any Other Guarantor; (ii) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (iii) the addition, substitution or release of any person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (iv) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (vi) the existence of any claim, set-off or other right which such Guarantor may have at any time against Parent or Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; (vii) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Obligations; (viii) any other act or omission that may in any manner or to any extent vary the risk of or to such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity (other than a discharge of such Guarantor with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms); or (ix) the value, genuineness, validity, regularity, illegality or enforceability of the Merger Agreement.

(b) To the fullest extent permitted by Law each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (other than notices expressly required to be provided to Parent or Merger Sub pursuant to the Merger Agreement or notices expressly required to be provided pursuant to this Limited Guarantee), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor), and all suretyship defenses generally (other than defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(c) The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and affiliates not to institute, directly or indirectly, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the transactions contemplated thereby or the Equity Commitment Letter between the Guarantors and Giovanna Group Holdings Limited, against any Guarantor or any Non-Recourse Party (as defined in Section 9 herein), except, with respect to the Guarantors or any particular Non-Recourse Party, as the case may be, for Retained Claims (as defined in Section 9 herein) arising under, or in connection with, the Merger Agreement, the transactions contemplated thereby or such Equity Commitment Letter to which any Guarantor or such Non-Recourse Party is a party, as the case may be. Each Guarantor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

(d) Each Guarantor hereby unconditionally and irrevocably waives and agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of such Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub or such other person (including any Other Guarantor), whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent or Merger Sub or such other person (including any Other Guarantor), directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Limited Guarantee shall have been paid in full in immediately available funds. If any amount shall be paid to a Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligations and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Limited Guarantee thereafter arising. Notwithstanding anything to the contrary contained in this Limited Guarantee but subject to subsection (v) under Section 3(a), the Guaranteed Party hereby agrees that: (i) to the extent Parent and Merger Sub are relieved of any of their obligations with respect to the Parent Termination Fee, the Guarantors shall be similarly relieved of their obligations under this Limited Guarantee, and (ii) the Guarantors shall have all defenses to the payment of their obligations under this Limited Guarantee (which in any event shall be subject to the Cap) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Obligations.

4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to or otherwise available to the Guaranteed Party shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, the Parent or any other person (including any Other Guarantor) liable for any Obligations prior to proceeding against the Guarantors hereunder.

5. REPRESENTATIONS AND WARRANTIES. Each Guarantor hereby represents and warrants that:

(a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of such Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets;

(b) except as is not, individually or in the aggregate, reasonably likely to impair or delay such Guarantor’s performance of its obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c) assuming due execution and delivery of this Limited Guarantee and the Merger Agreement by the Guaranteed Party, this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at Law); and

(d) such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for such Guarantor to fulfill its obligations under this Limited Guarantee shall be available to such Guarantor (or its assignee pursuant to Section 6 hereof) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6. NO ASSIGNMENT. None of the Guarantors or the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other person, in whole or in part, (except by operation of Law) without the prior written consent of the other party hereto; provided, however, that each Guarantor can assign its rights, interests and obligations hereunder, in whole or in part, without the prior written consent of the Guaranteed Party, (x) to any Other Guarantor or affiliated entity (including any affiliate or one or more private equity funds sponsored or managed by any such affiliate), or (y) to a new private equity fund formed after the date hereof, sponsored by an affiliate of such Guarantor that (a) has at least $1 billion of committed equity capital and (b) certifies to the Guaranteed Party that it is capable of (i) making the representations and warranties set forth in Section 5 above, and (ii) performing all of its obligations hereunder. Any attempted assignment in violation of this Section 6 shall be null and void.

7. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

if to the Guarantors:

Walker House

87 Mary Street

George Town

Grand Cayman KY1-9005

Cayman Islands

With a copy to:

Suite 705-708 ICBC Tower

3 Garden Road

Central, Hong Kong

Attention: Mr. Terry Hu / Mr. Eric Chen / Mr. Brian Lee

Facsimile: 852-3107-2490

Email: terryhu@fountainvest.com / ericchen@fountainvest.com / brianlee@fountainvest.com

If to the Guaranteed Party, as provided in the Merger Agreement.

8. CONTINUING GUARANTEE.

(a) This Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on each Guarantor, its successors and assigns until all of the Obligations payable under the Limited Guarantee have been paid in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantors shall have no further obligations under this Limited Guarantee as of the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms by mutual consent of Parent and the Guaranteed Party or under circumstances in which Parent and Merger Sub would not be obligated to pay the Parent Termination Fee or otherwise to make payments pursuant to the Merger Agreement, (iii) the first anniversary of the date hereof, and (iv) 60 days after any termination of the Merger Agreement in accordance with its terms under circumstances in which Parent and/or Merger Sub would be obligated to pay Parent Termination Fee or otherwise to make payments pursuant to the Merger Agreement if the Guaranteed Party has not presented a claim for payment of any Obligation to the Guarantors by such 60th day, provided, that such claim shall set forth in reasonable detail the basis for such claim.

(b) Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its affiliates asserts in any litigation or other proceeding relating to this Limited Guarantee that the provisions of Section 1 hereof limiting the Guarantors’ maximum aggregate liability to the Cap or that any other provisions of this Limited Guarantee are illegal, invalid or unenforceable in whole or in part, asserts that any Guarantor is liable in excess of or to a greater extent than its Guarantor Guaranteed Percentage of the Aggregate Guaranteed Percentage of any Obligation, or asserts any theory of liability against any Guarantor or any Non-Recourse Party (as defined below) with respect to the Merger Agreement, the Equity Commitment Letters or the transactions contemplated by the Merger Agreement other than the Retained Claims (as defined below) and the liability of the Guarantors under this Limited Guarantee (as limited by the provisions hereof, including Section 1), then (i) the obligations of such Guarantor under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (ii) if such Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party, and (iii) neither such Guarantor nor any Non-Recourse Party (as defined below) shall have any liability to the Guaranteed Party or any of its affiliates with respect to the Merger Agreement, the Equity Commitment Letters, the transactions contemplated by the Merger Agreement or under this Limited Guarantee.

9. NO RECOURSE. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no person other than Guarantors has any obligations hereunder and that, notwithstanding that certain of the Guarantors may be a partnership or limited liability company, the Guaranteed Party has no right of recovery under this Limited Guarantee or in any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, affiliates (other than any assignee under Section 6), members, managers, or general or limited partners of any of the Guarantors, Parent, Merger Sub or any Other Guarantor, or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate (other than any assignee under Section 6), agent, advisor, or representative of any of the foregoing (collectively, but not including Guarantors, Parent, Merger Sub or the Other Guarantors or their respective successors and assigns under the Merger Agreement, the Equity Commitment Letters, this Limited Guarantee or the Other Guarantees, collectively, each a “Non-Recourse Party”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party (including any claim to enforce the Equity Commitment Letters), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, and the Guaranteed Party further covenants, agrees and acknowledges that the only rights of recovery that the Guaranteed Party has in respect of the Merger Agreement or the transaction contemplated thereby are its rights to recover from (x) Parent and Merger Sub and their respective successors and assigns under and to the extent expressly provided in the Merger Agreement, (y) Guarantors (but not any Non-Recourse Party) and its successors and assigns under and to the extent expressly provided in this Limited Guarantee and subject to the Cap and the other limitations described herein and the Other Guarantors and their respective successors and assigns pursuant to and subject to the limitations set forth in the Other Guarantees, and (z) the Guarantors and the Other Guarantors and their respective successors and assigns under the Equity Commitment Letters pursuant to and in accordance with the terms thereof (claims against (x), (y) and (z) collectively, the “Retained Claims”); provided that in the event any of the Guarantors (i) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person such that the sum of such Guarantor’s remaining net assets plus uncalled capital is less than the Guarantor Guaranteed Percentage of the Cap, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such person, as the case may be, but only if such Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of such Guarantor hereunder. The Guaranteed Party acknowledges and agrees that Parent and Merger Sub have no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs. Recourse against the Guarantors under and pursuant to the terms of this Limited Guarantee and against the Other Guarantors pursuant to the terms of their Other Guarantees shall be the sole and exclusive remedy of the Guaranteed Party and all of its affiliates against the Guarantors and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Equity Commitment Letters or the transactions contemplated thereby, including by piercing of the corporate veil, by a claim on or behalf of Parent or Merger Sub. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any person other than the Guaranteed Party (including any person acting in a representative capacity) any rights or remedies against any person including Guarantors, except as expressly set forth herein.

10. GOVERNING LAW; JURISDICTION. This Limited Guarantee shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of New York applicable to contracts executed in and to be performed therein without regard to the conflicts of law principles thereof. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York located in the Borough of Manhattan, and the federal courts of the United States of America located in the State of New York, Borough of Manhattan, solely in respect of the interpretation and enforcement of the provisions of this Limited Guarantee, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Limited Guarantee may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided herein or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

11. WAIVER OF JURY TRIAL. Each party acknowledges and agrees that any controversy which may arise under this Limited Guarantee is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Limited Guarantee, or the transactions contemplated by this Limited Guarantee. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Limited Guarantee by, among other things, the mutual waivers and certifications in this Section 11.

12. COUNTERPARTS. This Limited Guarantee may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or by facsimile), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

13. NO THIRD PARTY BENEFICIARIES. Except as provided in Section 9, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.

14. CONFIDENTIALITY. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of each Guarantor; provided that the parties may disclose the existence and content of this Limited Guarantee to the extent required by Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger and the Guarantors may disclose it to any Non-Recourse Party.

15. MISCELLANEOUS.

(a) This Limited Guarantee contains the entire agreement between the parties relative to the subject matter hereof and supersedes all prior agreements and undertakings between the parties with respect to the subject matter hereof. No modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and each Guarantor in writing.

(b) Any term or provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section 1 hereof and the provisions of Sections 8 and 9 and this Section 15(b).

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, each Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTORS:

FOUNTAINVEST CHINA GROWTH FUND, L.P.

By FountainVest China Growth Partners GP1, L.P., its general partner

By FountainVest China Growth Partners GP Ltd, its general partner

By:	/s/ Kui Tang
	Name:	Kui Tang
	Title:	Director

FOUNTAINVEST CHINA GROWTH CAPITAL FUND, L.P.

By FountainVest China Growth Partners GP1, L.P., its general partner

By FountainVest China Growth Partners GP Ltd, its general partner

By:	/s/ Kui Tang
	Name:	Kui Tang
	Title:	Director

FOUNTAINVEST CHINA GROWTH CAPITAL-A FUND, L.P.

By FountainVest China Growth Partners GP1, L.P., its general partner

By FountainVest China Growth Partners GP Ltd, its general partner

By:	/s/ Kui Tang
	Name:	Kui Tang
	Title:	Director

[SIGNATURE PAGE – LIMITED GUARANTEE (FOUNTAINVEST)]

FOUNTAINVEST CHINA GROWTH FUND
II, L.P.

By FountainVest China Growth Partners GP2 Ltd., its general partner

By:	/s/ Kui Tang
	Name:	Kui Tang
	Title:	Director

FOUNTAINVEST CHINA GROWTH CAPITAL FUND II, L.P.

By FountainVest China Growth Partners GP2 Ltd., its general partner

By:	/s/ Kui Tang
	Name:	Kui Tang
	Title:	Director

FOUNTAINVEST CHINA GROWTH CAPITAL-A FUND II, L.P.

By FountainVest China Growth Partners GP2 Ltd., its general partner

By:	/s/ Kui Tang
	Name:	Kui Tang
	Title:	Director

[SIGNATURE PAGE – LIMITED GUARANTEE (FOUNTAINVEST)]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTEED PARTY:

FOCUS MEDIA HOLDING LIMITED

By:	/s/ Daqing Qi
	Name:	Daqing Qi
	Title:	FMCN Special Committee Chairman

SCHEDULE A

Other Guarantors

1.	The Carlyle Group

a.	Carlyle Asia Partners III, L.P.

2.	CITIC Capital Partners

a.	CITIC Capital China Partners II, L.P.

b.	CITIC Capital MB Investment Limited

3.	China Everbright Limited

a.	China Everbright Finance Limited

SCHEDULE B

Sponsor Funds	Guarantor Guaranteed Percentage (% of Aggregate Guaranteed Percentage)
FountainVest China Growth Fund, L.P.	$5,788,255.28 (25.1809%)

FountainVest China Growth Capital Fund, L.P.	$3,901,922.76 (16.9747%)

FountainVest China Growth Capital-A Fund, L.P.	$90,077.28 (0.3919%)

FountainVest China Growth Fund II, L.P.	$4,781,358.15 (20.8054%)

FountainVest China Growth Capital Fund II, L.P.	$8,349,090.81 (36.3299%)

FountainVest China Growth Capital-A Fund II, L.P.	$72,895.72 (0.3172%)